Exhibit 99.1

Varian Medical Systems Reports Record Earnings, Sales, Net Orders, and Backlog for Fiscal-Year 2003; Annual Sales Top $1 Billion; Company Raises Guidance for Fiscal Year 2004


    PALO ALTO, Calif.--(BUSINESS WIRE)--Oct. 28, 2003--Strong demand for new radiation therapy products led to another year of record earnings, sales, net orders, and year-ending backlog for Varian Medical Systems (NYSE: VAR) in fiscal year 2003. The company today reported net earnings of $43.6 million ($0.61 per diluted share) for the fourth quarter of fiscal year 2003, versus net earnings of $33.8 million ($0.48 per diluted share) in the year-ago quarter. Net earnings for fiscal year 2003 were $130.9 million ($1.84 per diluted share) versus net earnings of $93.6 million ($1.33 per diluted share) for fiscal year 2002.
    Fourth-quarter sales were a record $303.3 million, up 16 percent from the year-ago quarter, bringing sales for the fiscal year to $1.0 billion, up $168.5 million or 19 percent higher than totals for fiscal year 2002.
    The company also reported record net orders of $322.3 million for the fourth quarter, up 10 percent from the year ago quarter. Total net orders for fiscal year 2003 were $1.2 billion, up 18 percent from the fiscal year 2002 total. The backlog at year's end stood at $808.4 million, 16 percent higher than at the end of fiscal year 2002.
    "The company had another superb fourth quarter, setting all-time records for any quarter for net orders, sales, gross profit, operating earnings, and earnings per share," said Richard M. Levy, chairman and CEO of Varian Medical Systems.
    "We strengthened our balance sheet during the quarter, ending the year with $407.4 million in cash and marketable securities after buying back $37.2 million in company stock during the quarter," said Levy. "Our operating cash flow for the quarter was $68.3 million - a record for any quarter in the company's history. Accounts receivable days sales outstanding also improved to 73 days at year's end, down 7 days from the end of last year."

    Oncology Systems

    Oncology Systems' fourth quarter sales of Clinac(R) accelerators and ancillary products as well as software and services for radiotherapy totaled $256.8 million, up 18 percent from the prior-year period. Oncology Systems sales for the fiscal year totaled $855.6 million, also up 18 percent from fiscal year 2002. This business recorded fourth-quarter net orders of $282.5 million, up 13 percent from the same period last year, and $977.0 million for the fiscal year, up 18 percent from fiscal year 2002 totals.
    Proposed cuts in U.S. Medicare reimbursement rates for radiation therapy did not appear to affect ordering activity in the U.S. in the fourth quarter. North American oncology orders represented 62 percent of the total orders for the business during the quarter, and 64 percent for the full fiscal year.
    By the end of the fourth quarter, another 108 hospitals and clinics had commenced treating patients with Varian's SmartBeam(TM) IMRT, bringing the total to 472, up from 188 centers at the same time last year. "IMRT is becoming a standard of care in modern radiation therapy," said Levy.
    "We are moving ahead now with Dynamic Targeting(TM) image-guided radiation therapy (IGRT), a new more precise technique that we believe will be the next big advance in cancer treatment," Levy said. Dynamic Targeting IGRT adjusts for movements of tumors, making it possible to treat them with higher, more effective doses while protecting more of the surrounding healthy tissue. "This technique may make it possible to eradicate tumors using fewer treatments," Levy said. "It also opens the door to eradicating tumors that were previously untreatable with radiation."
    "We believe that IMRT and IGRT are ushering in a new era of radiation therapy," said Levy. "Varian is developing new products to make these promising techniques simpler, faster, and more cost-effective by utilizing computer automation and integration."
    At the annual meeting of the American Society of Therapeutic Radiology and Oncology (ASTRO) last week in Salt Lake City, the company introduced several products, including a versatile linear accelerator system called Trilogy(TM) that is capable of conventional treatments, IMRT, IGRT, and stereotactic radiosurgery. "This will enable radiation oncology departments to treat a wider case mix and more patients with a broader range of techniques on one machine in a single room," said Levy.
    The company set the stage for additional growth in its Oncology Systems business following the close of the quarter when it announced its intention to form a joint venture with Mitsubishi Electric Corporation leading to the eventual acquisition of the Mitsubishi radiotherapy service business in Japan and parts of Asia. It also has completed the acquisition of Zmed, Inc., a privately-held supplier of imaging and stereotactic planning systems for more precise and faster radiation treatments.

    X-Ray Products

    Sales for the X-Ray Products business, including tubes and amorphous silicon flat-panel digital imagers, were $37.2 million for the fourth quarter, up 3 percent from the year-ago quarter. For the full fiscal year 2003, sales totaled $152.9 million, up 25 percent from fiscal year 2002.
    "With its fourth quarter performance, this business has returned to its normal growth pace while improving operating margins through manufacturing efficiency and quality initiatives," said Levy. In addition to benefiting from higher volumes, the X-Ray Products business increased inventory turns, improved yields, and lowered warranty costs during the year. "The keys to success in the X-ray tube business lie in efficient operations and superior technology, areas in which our business excelled in fiscal year 2003," said Levy.

    Other

    The Ginzton Technology Center for internal and contract research and the company's BrachyTherapy business, reported combined fourth quarter sales of $9.3 million, up $2.6 million from the year-ago quarter. Combined fiscal year 2003 sales for this segment were $33.1 million, up by $7.3 million from fiscal year 2002 levels. Combined net orders for these operations were $9.4 million for the quarter, down by $1.1 million from the prior-year period, while net orders for the year were $32.7 million, up $6.8 million from the last fiscal year. The net orders and revenue included added business from the acquisition of the GammaMed(TM) product line for high dose rate brachytherapy late last fiscal year.

    Outlook

    "For fiscal year 2004, we expect that with a healthy backlog and the successful completion of our recently announced acquisitions coupled with a return to more normal modest growth rates for our X-Ray Products business, total company sales should increase in the low teens over the fiscal year 2003 total," said Levy. "Earnings per diluted share for fiscal year 2004 should rise in the high teens over the fiscal year 2003 total. For the first quarter of fiscal year 2004, sales should increase in the mid-teens, and earnings-per-share should increase by about 23 percent over corresponding levels in the year-ago quarter."
    The company has completed the purchase of nearly 75 percent of a two million share repurchase program authorized by the Board of Directors.

Investor Conference Call

    Varian Medical Systems is scheduled to conduct its fiscal year 2003 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company's web site at www.varian.com. To access the call, dial 1-800-901-5231 from inside the U.S. or 1-617-786-2961 from outside the U.S. and enter confirmation code 13873208. The replay can be accessed by dialing 888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 13873208. The telephone replay will be available through 5 p.m. PT, October 31.

    Varian Medical Systems, Inc., (NYSE:VAR) of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are used to treat thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 2,900 people who are located at manufacturing sites in North America and Europe and in its 50 sales and support offices around the world. Additional information is available on the company's investor relations web site at www.varian.com

    Forward Looking Statements

    Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including market acceptance of or transition to new products or technologies; growth drivers; our orders, sales, backlog, or earnings growth; future financial results and any statements using the terms "expects," "expected," "will," "scheduled," or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include demand for our products; our ability to develop and commercialize new products; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; our ability to maintain or increase operating margins; our ability to meet demand for manufacturing capacity; the effect of environmental claims and expenses; our ability to protect our intellectual property; our reliance on sole or limited-source suppliers; the impact of a re-occurrence of Severe Acute Respiratory Syndrome (SARS) on travel and business operations; the impact of reduced or limited sales to sole purchasers of certain X-ray tube products; the impact of managed care initiatives or other health care reforms on capital expenditures and/or third-party reimbursement levels; the impact of third-party reimbursement levels on orders and sales; our ability to meet FDA and other regulatory requirements or product clearances; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market; the possibility that material product liability claims could harm future sales or require us to pay uninsured claims; the ability to make strategic acquisitions and to successfully integrate the acquired operations into our business; the ability to protect our intellectual property; the effect of changes in accounting principles; the risk of operations interruptions due to events beyond our control; and the other risks listed from time to time in our filings with the Securities and Exchange Commission. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

    A summary of earnings and other financial information follows.



        Varian Medical Systems, Inc. and Subsidiary Companies
                  Consolidated Statements of Earnings
      (Dollars and shares in millions, except per share amounts)
                             (Unaudited)

                                          Q4 QTR Q4 QTR  Q4 YTD Q4 YTD
                                            2003   2002    2003   2002
                                          ------ ------ ------- ------
Net orders                               $322.3  293.4  1151.7  973.6
  Oncology Systems                        282.5  249.4   977.0  824.8
  X-Ray Products                           30.4   33.5   142.0  122.9
  Ginzton Technology Center                 9.4   10.5    32.7   25.9

Order backlog                            $808.4  698.2   808.4  698.2

Sales                                    $303.3  261.4  1041.6  873.1
  Oncology Systems                        256.8  218.4   855.6  724.9
  X-Ray Products                           37.2   36.3   152.9  122.4
  Ginzton Technology Center                 9.3    6.7    33.1   25.8

Gross profit                              130.7  107.7   421.9  339.3
  As a percent of sales                    43.1%  41.2%   40.5%  38.9%

Operating expenses
  Research and development                 16.7   13.1    59.2   48.4
  Selling, general and administrative 47.4 42.6 164.3 146.1 Operating earnings before reorganization
 expenses                                  66.6   52.0   198.4  144.8

Reorganization  (income)/expense              -   (0.2)      -   (0.2)

Operating earnings                         66.6   52.2   198.4  145.0
  As a percent of sales                    22.0%  20.0%   19.0%  16.6%

Interest income, net                       (0.4)  (0.7)   (3.0)  (1.3)

Earnings before taxes                      67.0   52.9   201.4  146.3

Taxes on earnings                          23.4   19.1    70.5   52.7

Net earnings  (1)                        $ 43.6   33.8   130.9   93.6
----------------------------------------------------------------------

    Net earnings per share - basic:  (1) $ 0.64   0.50    1.92   1.38

    Net earnings per share - diluted:
     (1)                                 $ 0.61   0.48    1.84   1.33

Shares used in the calculation of net
 earnings per share:
Average shares outstanding - basic         68.1   68.0    68.1   67.7
Average shares outstanding - diluted       71.1   70.7    71.1   70.2


(1) Note: If the Company had elected to recognize stock compensation costs based on the fair value (calculated using the Black-Scholes model) of options granted on their grant dates as prescribed by SFAS No. 123, net earnings for the fourth quarter of fiscal years 2003 and 2002 would have been reduced by $5.1M and $4.3M, respectively, and net earnings for the twelve months of fiscal years 2003 and 2002 would have been reduced by $20.3M and $16.9M, respectively. Net earnings per basic share for the fourth quarter of fiscal years 2003 and 2002 would have been $0.56 and $0.43, respectively, and net earnings per diluted share would have been $0.54 and $0.42, respectively. Net earnings per basic share for the twelve months of fiscal years 2003 and 2002 would have been $1.63 and $1.13, respectively, and net earnings per diluted share would have been $1.56 and $1.09, respectively.


        Varian Medical Systems, Inc. and Subsidiary Companies
                     Consolidated Balance Sheets

----------------------------------------------------------------------
(Dollars in thousands)                           Sept. 26,   Sept. 27,
                                                    2003       2002
                                                 (Unaudited)
----------------------------------------------------------------------
Assets
Current assets
    Cash and cash equivalents                   $   210,448 $ 160,285
    Short-term marketable securities                112,128    41,035
    Accounts receivable, net                        252,265   237,345
    Inventories                                     116,815   123,815
    Other current assets                            113,868    88,879
                                                 ----------- ---------
     Total current assets                           805,524   651,359
                                                 ----------- ---------

Property, plant and equipment                       236,077   226,324
    Accumulated depreciation and amortization      (154,905) (144,184)
                                                 ----------- ---------
     Net property, plant and equipment               81,172    82,140
                                                 ----------- ---------

Long-term marketable securities                      84,820    97,529
Goodwill                                             59,979    59,996
Other  non-current assets                            21,992    19,253
                                                 ----------- ---------
Total assets                                    $ 1,053,487 $ 910,277
                                                 =========== =========

Liabilities and Stockholders' Equity
Current liabilities
    Notes payable                               $         - $      58
    Accounts payable - trade                         47,169    45,776
    Accrued expenses                                240,406   199,836
    Product warranty                                 36,040    30,725
    Advance payments from customers                  85,801    81,688
                                                 ----------- ---------
     Total current liabilities                      409,416   358,083
Long-term accrued expenses and other                 21,895    20,891
Long-term debt                                       58,500    58,500
                                                 ----------- ---------
     Total liabilities                              489,811   437,474
                                                 ----------- ---------

Stockholders' Equity
Common stock                                         67,971    67,790
Capital in excess of par value                      157,258   115,088
Retained earnings and accumulated other
 comprehensive loss                                 338,447   289,925
                                                 ----------- ---------
     Total stockholders' equity                     563,676   472,803
                                                 ----------- ---------
Total liabilities and stockholders' equity      $ 1,053,487 $ 910,277
                                                 =========== =========

    CONTACT: Varian Medical Systems
             Elisha Finney, 650-424-6803
             elisha.finney@varian.com
                 or
             Spencer Sias, 650-424-5782
             spencer.sias@varian.com